HORIZON FUNDS

FIRST AMENDMENT TO THE

ADVISORY AGREEMENT

THIS FIRST AMENDMENT by and between Horizon Funds (the “Trust”), a Delaware statutory trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and Horizon Investments, LLC, a South Carolina limited liability company (the “Adviser”), for the Horizon ESG & Defensive Core Fund (the “Fund”), a series of the Trust, to the Investment Advisory Agreement, dated as of November 15, 2021 (the “Advisory Agreement”), is entered into as of the 1st day of October, 2022, by and between the Trust, on behalf of the Fund, and the Adviser.

WHEREAS, each of the Trust and the Adviser is a party to the Advisory Agreement; and

WHEREAS, each of the Trust and the Adviser desires to amend the Advisory Agreement to reflect a reduction in the investment advisory fee the Fund will pay to the Adviser in relation to the management of the Fund’s assets;

NOW, THEREFORE, the parties agree as follows:

1. The first sentence of Section 5 of the Advisory Agreement is hereby deleted in its entirety and replaced with the following:

“The Fund will pay to the Adviser an investment advisory fee (the “Fee”) equal to 0.68% of the average daily net assets of the Fund.”

2. Except to the extent amended hereby, the Advisory Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HORIZON FUNDS, on behalf of Horizon ESG & Defensive Core Fund		HORIZON INVESTMENTS, LLC

By:	/s/ John Drahzal	By:	/s/ Matthew Chambers
	John Drahzal, President		Matthew Chambers, General Counsel